EXHIBIT 10.1

Newell Rubbermaid Inc. Management Cash Bonus Plan

1.	Effective Date of Plan.

The effective date of this Plan is January 1, 2008.

2.	Purpose.

The purpose of the Plan is to provide an incentive for key employees to improve Company performance by providing them with an annual cash incentive payment based on the financial and operating success of the Company.

3.	Definitions.

(a) “Affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code substituting references therein to “at least 80%” with “at least 50%” when making such determination.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the Participant’s unsatisfactory performance or conduct detrimental to the Company and its affiliates, as solely determined by the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Organizational Development & Compensation Committee of the Board.

(f) “Company” means Newell Rubbermaid Inc.

(g) “Participant” means any active employee of the Company or any Affiliate who has been selected by the Committee as eligible to receive incentive compensation under the Plan.

(h) “Plan” means this Newell Rubbermaid Management Inc. Cash Bonus Plan.

(i) “Plan Year” means a calendar year.

(j) “Retirement” means the termination of the Participant’s employment with the Company and all Affiliates without Cause on or after the date on which the Participant has completed five years of credited service and (i) has attained age 65 or (ii) has attained age 55 and the sum of his age and credited service equals or exceeds 60. “Credited service” means the Participant’s period of employment with the Company and its Affiliates (including any predecessor company or business acquired by the Company or an Affiliate, provided the Participant was immediately employed by the Company or an Affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of 30 days.

(k) “Salary” means a Participant’s base annual salary earned during a Plan Year while a Participant, exclusive of commissions and bonuses.

4.	Administration.

The Plan shall be administered by the Committee, or if the Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Committee comprised of at least two “outside directors” (the “Committee”). The Committee has full authority to select the employees eligible to participate in the Plan, determine when the employee’s participation in the Plan will begin, and determine the performance goals pursuant to which bonus amounts will be determined. Subject to the express provisions of the Plan, the Committee shall be authorized to interpret the Plan and to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the proper administration of the Plan. The determinations of the Committee in the proper administration of the Plan shall be conclusive and binding.

5.	Eligibility and Participation.

Participation in the Plan is limited to those employees of the Company or an Affiliate who the Committee designates as Participants. When the Committee selects an employee to become a Participant under the Plan, it shall designate the date as of which the employee’s participation shall begin.

6.	Annual Bonus Awards.

(a) Determination of Participants and Performance Criteria. On or before the 90th day of each Plan Year, the Committee shall determine the Participants for such Plan Year and establish performance goals and a bonus payment schedule setting forth the amount of bonus award that may be paid to each Participant based upon the level of attainment of such performance goals for such Plan Year.

(b) Performance Goals. The performance goals established by the Committee for a Plan Year shall be based on one or more of the following business criteria: earnings per share; total shareholder return; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; and expense management. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. The performance goals may be particular to one or more subsidiaries, divisions or groups or may be based on the performance of the Company as a whole.

(c) Maximum Bonus Payment. The target and maximum annual bonus award payable to a Participant for a Plan Year is a percentage of his Salary, based on the Participant’s participation category and the level of achievement of the performance goals, as set forth below:

	Bonus as a Percentage of
Participation	Salary if Targets Achieved at	Maximum Bonus as a Percentage
Category	100% Level	of Salary
A/A	105.0%	210.0%
A/B	65.0%	130.0%
A/C	55.0%	110.0%
A	45.0%	90.0%
B/C	35.0%	70.0%
B	33.5%	67.0%
C	16.75%	33.5%
D	8.375%	16.75%

Performance below the target levels will result in a lower or no bonus award.

In no event, however, shall any Participant be paid a bonus award for any Plan Year that exceeds $2,900,000.

(d) Bonus Determination. After the end of each Plan Year, the Committee shall determine (i) the level of achievement of the pre-determined performance goals and (ii) each Participant’s bonus award. In determining the amount of each Participant’s bonus award, the Committee may not increase the amount payable, but shall have the discretionary authority to reduce the amount, in the aggregate or with respect to one or more of the individual components of a bonus award, taking into account individual performance criteria and goals and/or corporate, subsidiary, division or group performance criteria and goals.

7.	Plan Limitations.

Notwithstanding the foregoing, no bonus award shall be paid under the Plan for a Plan Year to a Participant whose employment with the Company and all Affiliates terminates during such Plan Year unless the termination is due to death, disability (as determined by the Committee) or Retirement, or as otherwise approved by the Committee. If the Participant terminates during the Plan Year due to death, disability or Retirement, the Participant will be entitled to a bonus award under the Plan based on his or her Salary earned in the year of termination, and actual performance goal achievement (with any negative discretion exercised by the Committee as if the Participant attained any individual performance goals, at the target level if applicable). Such bonus award will be paid at the same time bonus awards are paid to active Participants. As a condition to receiving a bonus award upon Retirement, a Participant must execute and deliver to the Company an agreement, in a form prescribed by the Company, and in accordance with procedures established by the Company, that he will not solicit employees, customers or suppliers of the Company and its Affiliates, or compete with the Company and its Affiliates, and that he releases all claims against the Company and its Affiliates. If the Participant fails to execute such agreement, or if the agreement is revoked by the Participant, no bonus shall be paid to him.

8.	Payment of Incentive Awards.

A Participant’s bonus award for a Plan Year shall be paid in cash to the Participant, or to the Participant’s beneficiary (ies) in the event of his or her death, prior to March 15 of the following Plan Year, unless the Participant has previously elected to have all or a portion of the bonus award deferred as provided in Section 9 below. The Company shall deduct all taxes required by law to be withheld from all bonus awards.

9.	Deferral of Awards.

In lieu of receiving a bonus award as provided in Section 8 above, a Participant may elect to defer all or a portion of the bonus award in accordance with the 2008 Newell Rubbermaid Deferred Compensation Plan.

10.	No Assignment.

Except in the event of a Participant’s death, the rights and interests of a Participant under the Plan shall not be assigned, encumbered or transferred.

11.	Termination of Participation.

The Vice President of Human Resources, or the Board in the case of the Chief Executive Officer of the Company or any Participant that reports directly to the Chief Executive Officer, reserves the right to cancel at any time a Participant’s participation in the Plan and the payment of any bonus award to him or her hereunder, including a bonus award not yet paid for a completed Plan Year.

12.	Employment Rights.

Nothing contained in the Plan shall be construed as conferring a right upon any employee to continue in the employment of the Company or any Affiliate.

13.	Amendment/Termination.

The Board may either amend or terminate the Plan at any time, without the consent of the Participants and without the approval of the stockholders of the Company, if in its judgment such amendment or termination does not materially or adversely affect the best interests of the Company; provided, that such modification or elimination shall not affect the obligation of the Company to pay any bonus award after it has been earned under the Plan.

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